Exhibit 99.1

SemiLEDs Reports First Quarter Fiscal Year 2026

Financial Results

Hsinchu, Taiwan (January 14, 2026)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the first quarter of fiscal year 2026, ended November 30, 2025.

Revenue for the first quarter of fiscal 2026 was $2.6 million, compared to $13.2 million in the fourth quarter of fiscal 2025. GAAP net loss attributable to SemiLEDs stockholders for the first quarter of fiscal 2026 was $742 thousand, or $(0.09) per diluted share, compared to a net loss of $1.2 million, or $(0.15) per diluted share, in the fourth quarter of fiscal 2025.

GAAP gross margin for the first quarter of fiscal 2026 decreased to 1%, compared to 2% for the fourth quarter of fiscal 2025. Operating margin for the first quarter of fiscal 2026 increased to negative 39%, compared with negative 7% for the fourth quarter of fiscal 2025. The Company’s cash and cash equivalents were $2.9 million at November 30, 2025, compared to $2.6 million at the end of the fourth quarter of fiscal 2025.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 30,	August 31,
	2025	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,889	$2,593
Accounts receivable (including related parties), net	1,867	3,588
Inventories, net	3,923	4,776
Prepaid expenses and other current assets	1,567	345
Total current assets	10,246	11,302
Property, plant and equipment, net	2,497	2,713
Operating lease right of use assets	1,076	1,141
Intangible assets, net	109	100
Investments in unconsolidated entities	55	65
Other assets	248	272
TOTAL ASSETS	$14,231	$15,593
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$1,262	$1,274
Accounts payable	1,586	5,027
Accrued expenses and other current liabilities	6,778	3,776
Other payable to related parties	1,152	1,161
Operating lease liabilities, current portion	139	145
Total current liabilities	10,917	11,383
Long-term debt, excluding current installments	308	434
Operating lease liabilities, less current portion	937	996
Total liabilities	12,162	12,813
Commitments and contingencies
SHAREHOLDERS‘ EQUITY:
Common stock	—	—
Additional paid-in capital	188,978	188,939
Accumulated other comprehensive income	3,644	3,652
Accumulated deficit	(190,553)	(189,811)
Total shareholders' equity	2,069	2,780
TOTAL LIABILITIES AND EQUITY	$14,231	$15,593

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	November 30, 2025	August 31, 2025
Revenues, net	$2,569	$13,225
Cost of revenues	2,551	12,996
Gross profit	18	229
Operating expenses:
Research and development	356	362
Selling, general and administrative	703	853
Gain on disposals of long-lived assets, net	(30)	—
Total operating expenses	1,029	1,215
Loss from operations	(1,011)	(986)
Other income (expenses):
Investment loss from unconsolidated entities	(9)	(936)
Interest expenses, net	(12)	(11)
Other income, net	269	286
Foreign currency transaction gain, net	21	453
Total other income (expense), net	269	(208)
Loss before income taxes	(742)	(1,194)
Income tax expense	—	—
Net loss	$(742)	$(1,194)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.09)	$(0.15)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	8,226	8,224